NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, #105
NYSE MKT: IHT		Phoenix, Arizona 85020
FISCAL 2017		Phone: 602-944-1500

IBC Growing; IHT Plans to Increase Capital

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, January 24, 2017 - InnSuites Hospitality Trust (NYSE MKT: IHT)

IBC Growing; IHT Plans to Increase Capital

InnDependent Boutique Collection (“IBC”) Hotels division of InnSuites Hospitality Trust (“IHT”) shows continued growth with its distribution platform and soft brand benefits within its CRS, IBC Marketplace, by expanding its reach to powering Vimana Franchise Systems and looks to grow in this area. Says Pamela Barnhill, President, “IBC Marketplace was developed for our own management company and we are proud to help power others with its powerful reach and benefits.” IBC Marketplace will also be showcasing its new user interface shortly profiling powerful KPI’s for its member hotels.

On January 19, 2017, InnSuites Hospitality Trust (the “Trust”) received a letter from the NYSE MKT LLC (the “NYSE MKT”) informing the Trust that the staff of the NYSE MKT’s Corporate Compliance Department has determined that the Trust is not in compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide due to the Trust having stockholders’ equity of less than $6.0 million and net losses from continuing operations in its five most recent fiscal years ended January 31, 2016.

The NYSE MKT’s letter informed the Trust that, to maintain its listing, it must submit a plan of compliance by February 20, 2017, addressing how it intends to regain compliance with the NYSE MKT’s continued listing standards within the maximum potential 18-month plan period available (the “Plan Period”). Elements of the compliance plan may include the sale of one or more of its assets (Management believes IHT hotels have a much lower book value than market value), sale of additional Trust stock at market value, sale of minority interest in specific hotel properties and/or anticipated continuation of the current operational upward current trends in hotel gross operating profits. The NYSE MKT’s letter provides that if the plan submitted by the Trust is accepted by the NYSE MKT, the Trust may be able to continue its listing during the Plan Period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the Trust’s plan.

The Trust continues to monitor its stockholders’ equity and is reviewing potential actions that can and are being taken to increase its stockholders’ equity to maintain compliance with the NYSE MKT’s listing standards.

With the exception of historical information, the matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties such as local, national or international economic and business conditions, including, without limitation, conditions that may, or may continue to, affect public securities markets generally, the hospitality industry or the markets in which we operate or will operate; fluctuations in hotel occupancy rates; changes in room rental rates that may be charged by InnSuites Hotels in response to market rental rate changes or otherwise; seasonality of our business; our ability to sell any of our Hotels at market value, listed sale price or at all; interest rate fluctuations; changes in, or reinterpretations of governmental regulations; competition; availability of credit or other financing; our ability to meet, refinance or extend present and future debt service obligations; insufficient resources to pursue our current strategy; concentration of our investments in the InnSuites Hotels® brand; loss of membership contracts; the financial condition of franchises, brand membership companies and travel related companies; our ability to develop and maintain positive relations with “Best Western Plus” or “Best Western” and potential future franchises or brands; our ability to carry out our strategy, including our strategy regarding IBC Hotels; the Trust’s ability to remain listed on the NYSE MKT; effectiveness of the Trust’s software program; the need to periodically repair and renovate our Hotels at a cost at or in excess of our standard 4% reserve; our ability to cost effectively integrate any acquisitions with the Trust in a timely manner; increases in the cost of labor, energy, healthcare, insurance and other operating expenses as a result of changed or increased regulation or otherwise; terrorist attacks or other acts of war; outbreaks of communicable diseases attributed to our hotels or impacting the hotel industry in general; natural disasters, including adverse climate changes in the areas where we have or serve hotels; airline strikes; transportation and fuel price increases; adequacy of insurance coverage; data breaches or cybersecurity attacks; and other factors. Such uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov.